Exhibit 99.1

Press Release

AMSC REPORTS THIRD-QUARTER

FISCAL 2007 FINANCIAL RESULTS

-	Record Revenues Posted as Sales Increased 245 Percent Year Over Year

-	Gross Margin Grows to a Record 28.7 Percent

-	Fiscal 2007 Financial Forecast Revised Upward

-	Backlog for Fiscal 2008 Continues to Grow

-	Consolidation of Massachusetts Operations Completed

DEVENS, Mass., January 31, 2008 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today reported financial results for its third quarter of fiscal 2007 ended December 31, 2007.

Revenues for the third quarter of fiscal 2007 were a record $32.6 million, a 245 percent increase from $9.5 million in revenues for the third quarter of fiscal 2006. Gross margin for the third quarter of fiscal 2007 was a record 28.7 percent, which compares with a negative gross margin of 21.1 percent for the third quarter of fiscal 2006.

The company’s net loss for the third quarter of fiscal 2007 was $7.3 million, or $0.18 per share. This figure includes approximately $2.9 million in restructuring and impairment charges related primarily to the previously announced consolidation of AMSC’s operations in Massachusetts. The company’s net loss in the third quarter of fiscal 2006 was $9.5 million, or $0.29 per share. The fiscal 2006 net loss included approximately $3.5 million in charges related to two government programs. Net loss in each period also includes non-cash, pre-tax charges for amortization of acquisition-related intangibles, stock compensation expense and mark-to-market adjustments on an outstanding warrant. Such charges totaled $4.2 million for the third quarter of fiscal 2007, compared to $0.8 million for the third quarter of fiscal 2006.

Earnings before interest, taxes, other income and expense, depreciation, amortization and stock-based compensation (EBITDAS) was a loss of $1.9 million for the quarter ended December 31, 2007. This includes the aforementioned $2.9 million in restructuring and impairment charges and compares with a loss of $8.3 million for the quarter ended December 31, 2006. Please refer to the financial schedules attached to this press release for reconciliation of EBITDAS to GAAP net loss.

Revenues for the first nine months of fiscal 2007 were a record $74.0 million, an increase of 124 percent from $33.1 million in the first nine months of fiscal 2006. Gross margin for the first nine months of fiscal 2007 was 25.1 percent, which compares with a negative gross margin of 4.2 percent for the first nine months of fiscal 2006. The company’s net loss for the first nine months of fiscal 2007 was $23.6 million, or $0.61 per share, which compares to a net loss for the first nine months of fiscal 2006 of $23.2 million, or $0.71 per share. Net loss for the first nine months of fiscal 2007 includes approximately $11.4 million of non-cash, pre-tax charges for amortization of acquisition related intangibles, stock compensation and mark-to-market adjustments on an outstanding warrant, compared to $2.6 million of such non-cash, pre-tax charges for the first nine months of fiscal 2006. For the first nine months of fiscal 2007, the company’s EBITDAS loss was $9.5 million, which compares with an EBITDAS loss of $19.3 million for the first nine months of fiscal 2006.

Cash, cash equivalents, and marketable securities at December 31, 2007 were $107.8 million, a decrease of $10.4 million from cash, cash equivalents and marketable securities of $118.2 million at September 30, 2007. Of the aforementioned decrease, $8.2 million of cash was reclassified as restricted cash in the third quarter as collateral for new, limited-term performance bonds related to new AMSC Power Systems orders. Cash, cash equivalents and marketable securities decreased by approximately $2.2 million in the third quarter of fiscal 2007 net of amounts reclassified to restricted cash.

The company reported an ending backlog on December 31, 2007 of approximately $168 million. This figure does not include more than $25 million in bookings received in January related primarily to the company’s contract with the Department of Homeland Security for Project HYDRA and recent orders for wind turbine electrical components and systems.

“We are pleased to report record quarterly revenues, with sales more than tripling year over year,” said Greg Yurek, AMSC’s founder and chief executive officer. “AMSC Power Systems continued to be our growth engine as that business unit continued ramping orders and sales with significantly improved gross margins. We also cut our EBITDAS losses significantly during the quarter. In fact, excluding charges for the consolidation of our Massachusetts operations, AMSC generated positive EBITDAS for the third quarter – a key milestone on our path to GAAP profitability.”

Financial Forecast

“We expect strong revenues again in the fourth quarter and remain on track to achieve our financial objectives for the year,” said David Henry, senior vice president and chief financial officer. “For fiscal 2007, we now expect revenues in the range of $105 million to $110 million, up from our previous forecast of $100 million to $110 million. Our net loss for fiscal 2007 is now expected to be in the range of $27.0 million to $29.0 million, or approximately $0.69 to $0.74 per share. This compares with our previous forecast for a net loss of $27.0 million to $31.0 million, or $0.70 to $0.81 per share. We continue to expect we will approach EBITDAS positive results for the fourth fiscal quarter and now expect an EBITDAS loss of $9 million to $11 million for fiscal 2007, an improvement from our previously guided range of $10 million to $12 million.”

Henry continued, “We expect our strong growth will continue as we complete fiscal 2007 and move into fiscal 2008. We also reiterate our earlier forecast for fiscal 2008, which calls for revenues to exceed $150 million and EBITDAS to be positive for full fiscal year 2008.”

Conference Call Reminder

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing (913) 312-0940 and using conference ID 4948869. A telephonic playback of the call will be available from 1:00 p.m. ET on January 31, 2008 through 1:00 p.m. ET on February 7, 2008. Please call (719) 457-0820 and refer to conference ID 4948869 to access the playback.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended December 31,		Nine months ended December 31,
	2007	2006	2007	2006
Revenues:
Power Systems	$28,936	$7,118	$62,490	$17,139
Superconductors	3,688	2,334	11,526	15,959

Total revenues	32,624	9,452	74,016	33,098

Cost of revenues	23,251	11,451	55,442	34,496

Gross profit	9,373	(1,999)	18,574	(1,398)

Operating expenses:
Research and development	3,242	4,099	11,248	11,700
Selling, general and administrative	7,737	4,112	21,006	12,027
Amortization of acquisition related intangibles	1,634	—	4,568	—
Restructuring and impairments	2,910	—	3,821	—

Total operating expenses	15,523	8,211	40,643	23,727

Operating loss	(6,150)	(10,210)	(22,069)	(25,125)

Interest income	1,342	510	2,892	1,779
Other income (expense), net	(1,393)	154	(2,558)	100

Loss before income tax	(6,201)	(9,546)	(21,735)	(23,246)

Income tax expense	1,108	—	1,900	—

Net loss	$(7,309)	$(9,546)	$(23,635)	$(23,246)

Net loss per common share
Basic and Diluted	$(0.18)	$(0.29)	$(0.61)	$(0.71)

Weighted average number of common shares outstanding
Basic and Diluted	40,882	32,966	38,464	32,890

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2007	March 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$71,331	$15,925
Marketable securities	36,489	19,399
Accounts receivable, net	25,877	18,053
Inventory	8,137	6,853
Prepaid expenses and other current assets	11,190	1,505
Deferred tax assets	—	514

Total current assets	153,024	62,249

Property, plant and equipment, net	53,434	49,928
Goodwill	8,326	5,126
Other intangibles, net	11,377	12,849
Other assets	7,464	2,281

Total assets	$233,625	$132,433

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$27,215	$23,532
Deferred revenue and customer deposits	5,893	3,775
Deferred tax liabilities	267	—

Total current liabilities	33,375	27,307

Non-current liabilities:
Deferred revenue and customer deposits	2,580	867
Deferred tax liabilities	1,313	2,518
Other non-current liabilities	100	120

Total liabilities	37,368	30,812

Stockholders' equity:
Common stock	414	350
Additional paid-in capital	602,650	486,181
Accumulated other comprehensive income	1,883	145
Accumulated deficit	(408,690)	(385,055)

Total stockholders' equity	196,257	101,621

Total liabilities and stockholders' equity	$233,625	$132,433

Reconciliation of Net Loss to EBITDAS (1)

(In thousands)

	Three months ended December 31,		Nine months ended December 31,
	2007	2006	2007	2006
Net Loss	$(7,309)	$(9,546)	$(23,635)	$(23,246)
Interest income	(1,342)	(510)	(2,892)	(1,779)
Other income (expense), net	1,393	(154)	2,558	(100)
Income tax expense	1,108	—	1,900	—
Depreciation and amortization	2,908	993	8,169	3,057

EBITDA	(3,242)	(9,217)	(13,900)	(22,068)
Stock-based compensation	1,335	920	4,358	2,719

EBITDAS	$(1,907)	$(8,297)	$(9,542)	$(19,349)

Reconciliation of Forecast Net Loss to Forecast EBITDAS (1)

(In thousands)

	High	Low
Net Loss	$(29,000)	$(27,000)
Interest income	(4,000)	(4,000)
Other expense, net	2,000	2,000
Income tax expense	3,000	3,000
Depreciation and amortization	11,000	11,000

EBITDA	(17,000)	(15,000)
Stock-based compensation	6,000	6,000

EBITDAS	$(11,000)	$(9,000)

(1)	EBITDAS is a non-GAAP financial measure defined by the company as net income before interest, taxes, other income and expense, net, depreciation and amortization, and stock-based compensation. The company believes EBITDAS is an important measurement for management and investors given the increasing effect that non-cash charges such as stock compensation, amortization related to acquisitions and depreciation of capital equipment will have on the company’s net income (loss). The company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS will provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP net income (loss) is set forth in the table above.

About American Superconductor (NASDAQ: AMSC)

AMSC is a leading energy technologies company offering an array of solutions based on two proprietary technologies: programmable power electronic converters and high temperature superconductor (HTS) wires. The company’s products, services and system-level solutions enable cleaner, more efficient and more reliable generation, delivery and use of electric power. AMSC is a leader in alternative energy, offering grid interconnection solutions as well as licensed wind energy designs and electrical systems. As the world’s principal supplier of HTS wire, the company is enabling a new generation of compact, high-power electrical products, including power cables, grid-level surge protectors, Secure Super Grids(TM), motors, generators, and advanced transportation and defense systems. AMSC also provides utility and industrial customers worldwide with voltage regulation systems that dramatically enhance power grid capacity, reliability and security, as well as industrial productivity. The company’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, SuperVAR, D-VAR, DVC, PQ-IVR, PowerModule, PQ-SVC, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; and the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

Contact Information:

Jason Fredette

Director of Investor & Media Relations

American Superconductor Corporation (NASDAQ: AMSC)

978-842-3177

jfredette@amsc.com